Exhibit 99.1

Vantage Drilling Company Responds to Media Reports

HOUSTON, TX—(Marketwired - Jul 30, 2015) - Last night, Brazilian media reported that Vantage Drilling Company’s (NYSE MKT: VTG) agent utilized during the contracting of the Titanium Explorer drillship with Petrobras, Mr. Hamylton Padilha, has made statements in cooperation with Brazilian authorities conducting investigations of corruption with former Petrobras executives and Brazilian politicians. The media reports state that Mr. Padilha made admissions of wrongdoing. We have not been able to confirm these statements. Mr. Padilha has acted as an agent representing numerous international companies in connection with their drilling contracts in Brazil over a period of many years. Furthermore, if Mr. Padilha committed any illegal acts, he was not acting on our behalf or upon any instructions from the Company. While we have not been contacted by any governmental authority investigating these matters, Vantage supports cooperation with the Brazilian authorities and remains committed to conducting our operations in accordance with the highest standards of business ethics.

Vantage, a Cayman Islands exempted company, is an offshore drilling contractor, with an owned fleet of three ultra-deepwater drillships, the Platinum Explorer, the Titanium Explorer and the Tungsten Explorer, as well as an additional ultra-deepwater drillship, the Cobalt Explorer, now under construction, and four Baker Marine Pacific Class 375 ultra-premium jackup drilling rigs. Vantage’s primary business is to contract drilling units, related equipment and work crews primarily on a dayrate basis to drill oil and natural gas wells. Vantage also provides construction supervision services for, and will operate and manage, drilling units owned by others. Through its fleet of seven owned drilling units, Vantage is a provider of offshore contract drilling services globally to major, national and large independent oil and natural gas companies.

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These forward-looking statements are subject to certain risks, uncertainties and assumptions identified above or as disclosed from time to time in the company’s filings with the Securities and Exchange Commission. As a result of these factors, actual results may differ materially from those indicated or implied by such forward-looking statements.

CONTACT INFORMATION

Public & Investor Relations Contact:

Paul A. Bragg

Chairman & Chief Executive Officer

Vantage Drilling Company

(281) 404-4700